Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Stock Incentive Plan of Take-Two Interactive Software, Inc. and the 2017 Global Employee Stock Purchase Plan of Take-Two Interactive Software, Inc. of our reports dated May 23, 2017, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
October 6, 2017